Exhibit 99.1

Information relating to Integris Metals, Inc.

The information contained in this Exhibit 99.1 was obtained from Integris (with respect to financial information subsequent to January 2, 2004) or from filings that Integris has made with the SEC (with respect to financial information as of January 2, 2004 or prior).

In this Exhibit 99.1, unless the context otherwise require, “we” “us,” “our,” “Integris” and “Integris Metals” and similar terms refer to Integris Metals, Inc. and subsidiary. Unless the context otherwise requires, “Alcoa” refers to Alcoa Inc. and its subsidiaries and affiliates and “BHP Billiton” refers to BHP Billiton Plc and BHP Billiton Limited and their respective subsidiaries and affiliates.

Selected consolidated and combined financial data of Integris

The following table sets forth selected consolidated and combined financial data for Integris’ operations as of and for the periods ended at the dates indicated. You should read this selected consolidated and combined historical financial information together with Integris’ consolidated financial statements and “Management’s discussion and analysis of financial condition and results of operations of Integris,” which are included elsewhere in this Exhibit 99.1.

Integris’ fiscal year is composed of 52 or 53 weeks ending on the Friday closest to December 31. Integris derived the selected consolidated financial data for fiscal year 2003 and fiscal year 2002, and for the period from November 1, 2001, the date of its formation, through December 28, 2001, from its audited consolidated financial statements. Integris’ audited financial statements as of January 2, 2004 and January 3, 2003 and for the years ended January 2, 2004 and January 3, 2003 and for the period from November 1, 2001 through December 28, 2001 are included elsewhere in this Exhibit 99.1. Integris derived the selected balance sheet data as of December 28, 2001 from its audited consolidated financial statements not included in this offering memorandum. Integris was created on November 1, 2001, through a combination of NAMD (the metals service center business of BHP Billiton) and RASCO (the metals service center business of Alcoa). Prior to June 30, 2001, NAMD was wholly owned by Billiton Plc. Effective June 30, 2001, Billiton Plc entered into a merger with BHP Limited creating BHP Billiton. Accordingly, Integris has derived the selected combined financial data as of and for the six-month and four-month periods ended June 30, 2001, and October 31, 2001, respectively, from NAMD’s audited financial statements, which are included elsewhere in this Exhibit 99.1. In addition, Integris has derived the selected combined financial data as of and for the ten-month period ended October 31, 2001, from RASCO’s audited financial statements, which are included elsewhere in this Exhibit 99.1.

Integris derived the selected consolidated financial data as of October 1, 2004 and for the nine months ended October 1, 2004, and the nine months ended October 3, 2003, from its unaudited interim financial statements included elsewhere in this Exhibit 99.1. The unaudited interim financial statements include all adjustments consisting only of normal recurring adjustments that Integris considered necessary for a fair statement of its results of operations and financial condition for these periods and as of such dates. The results for the nine months ended October 1, 2004, are not necessarily indicative of results to be expected for the full year.

Prior to fiscal year 2001, NAMD consisted of Vincent Metal Goods, a division of Rio Algom, Inc., a wholly owned subsidiary of Rio Algom Limited, and Atlas Ideal Metals, also a wholly owned subsidiary of Rio Algom Limited. Effective October 6, 2000, Billiton Plc purchased Rio Algom Limited. NAMD’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, have been derived from the accounting records of Rio Algom, Inc. and Atlas Ideal Metals. Prior to fiscal year 2001, RASCO consisted of Reynolds Aluminum Supply Company, a division of Reynolds Metals Company and RASCO Specialty Metals and Permamet, Inc., wholly owned subsidiaries of Reynolds Metals Company. Effective May 3, 2000, Alcoa Inc. and Reynolds Metals Company completed a merger which was accounted for as a purchase transaction by Alcoa. RASCO’s unaudited selected financial data for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, have been derived from the accounting records of the aforementioned businesses. Because of the respective ownership changes described above, the respective financial data for the years 1999 and 2000 has been presented in a separate financial table. All of the financial data presented for the 1999 and 2000 periods is unaudited and does not purport to represent the results of operations of each respective entity had the entity been operated on a stand alone basis, nor do they purport to represent what Integris’ consolidated results of operations, total assets and total long term debt would have been if it had been formed on January 1, 1999.

	NAMD		RASCO	Integris
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003 (unaudited)	Nine Months Ended October 1, 2004 (unaudited)
	Combined	Combined	Combined	Consolidated
		(dollars in thousands)
Statements of Operations Data:
Net sales	$533,478	$317,633	$645,949	$221,048	$1,520,332	$1,494,088	$1,132,307	$1,491,480
Cost of sales	449,774	268,473	543,890	183,566	1,242,683	1,248,911	945,679	1,213,968

Gross profit	83,704	49,160	102,059	37,482	277,649	245,177	186,628	277,512
Selling, general and administrative expenses	70,313	42,539	98,358	42,156	242,604	217,619	164,310	194,320
Restructuring and other related costs	—	—	—	6,900	8,946	1,123	822	1,642

Operating income (loss)	13,391	6,621	3,701	(11,574)	26,099	26,435	21,496	81,550
Interest expense (income), net	8,711	3,971	—	1,332	8,381	10,340	7,827	7,649
Other expense (income), net	(447)	3,910	—	834	(1,054)	(51)	—	1,192

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	18,772	16,146	13,669	72,709
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	8,889	5,219	4,612	26,220

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$9,883	$10,927	$9,057	$46,489

Statements of Cash Flow Data:
Cash flows provided by (used in) operating activities	$28,254	$15,462	$56,372	$(26,997)	$41,958	$3,732	$(3,795)	$(70,887)
Cash flows used in investing activities	(3,275)	(2,687)	(3,738)	(3,526)	(6,516)	(8,241)	(6,326)	(2,806)
Cash flows (used in) provided by financing activities	(16,107)	(9,376)	(55,376)	18,210	(35,418)	(1,068)	2,806	74,086

Other Financial Data (unaudited):
Capital expenditures	$5,295	$2,687	$3,738	$1,589	$8,948	$16,384	$13,199	$4,953

	NAMD	RASCO	Integris
	October 31, 2001	October 31, 2001	December 28, 2001	January 3, 2003	January 2, 2004	October 3, 2003 (unaudited)	October 1, 2004 (unaudited)
	Combined	Combined	Consolidated
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,669	$1,831	$6,975	$6,904	$2,847	$603	$4,225
Total assets	474,432	299,836	730,105	679,716	687,709	686,255	857,061
Total long term debt	60,000	—	110,000	109,789	167,028	170,451	247,320
Divisional/Stockholders’ equity	155,962	215,741	298,004	306,611	333,951	334,806	371,767

	NAMD(1)	RASCO(2)	NAMD(1)		RASCO(2)
	Year ended December 31, 1999	Year ended December 31, 1999	January 1, 2000 Through October 6, 2000	October 7, 2000 Through December 31, 2000	January 1, 2000 Through May 3, 2000	May 4, 2000 Through December 31, 2000
	(dollars in thousands)
	(unaudited)
Combined Statements of Operations Data:
Net sales	$1,075,719	$791,664	$888,417	$264,764	$334,223	$633,869
Cost of sales	886,116	659,444	730,116	222,108	278,260	544,357

Gross profit	189,603	132,220	158,301	42,656	55,963	89,512
Selling, general and administrative expenses	155,938	98,034	119,280	34,773	41,337	77,623

Operating income	33,665	34,186	39,021	7,883	14,626	11,889
Interest expense, net	17,603	—	13,942	4,895	—	—
Other expense (income), net	11,962	162	(8,090)	(951)	(319)	(58)

Income before income taxes	4,100	34,024	33,169	3,939	14,945	11,947
Income tax provision	1,620	13,216	13,101	2,167	5,679	4,497

Net income	$2,480	$20,808	$20,068	$1,772	$9,266	$7,450

	NAMD(1)	RASCO(2)	NAMD(1)	RASCO(2)
	December 31, 1999	December 31, 1999	December 31, 2000	December 31, 2000
	(dollars in thousands)
		(unaudited)
Combined Balance Sheet Data:
Total assets	$477,655	$280,876	$492,937	$361,212
Total long-term debt	248,959	—	220,524	—

(1)	The 1999 and 2000 selected combined financial data presented for NAMD have been derived from the accounting records of Vincent Metal Goods and Atlas Ideal Metals. The accompanying combined statement of operations data presented includes all revenues and costs of doing business identified by management in compiling such information. In addition, NAMD’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Billiton acquisition previously described. Total assets, therefore, at December 31, 2000, include goodwill of approximately $30,600.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended October 6, 2000, and December 31, 2000, are $1,906, $931 and $302, respectively, of allocated costs related to corporate and common expenses incurred by NAMD’s parent on its behalf. These costs related primarily to legal, treasury, human resource and risk management services provided by Rio Algom Limited. Management believes the allocation methods are reasonable.

NAMD maintained separate inter-company debt accounts owed to its parent. Interest expense related to that debt has been included in the operating results of NAMD as such amounts were historically recorded by NAMD.

The operations of Vincent Metal Goods in the United States were included in the consolidated income tax return of Rio Algom, Inc. The income tax information presented reflects Vincent Metal Goods as if it were on a “separate return” basis. Atlas Ideal Metals in Canada filed a separate Canadian income tax return. The difference between the effective income tax rate presented and the statutory federal income tax rate is primarily related to state taxes, certain non-deductible expenses and, for the period ended December 31, 2000, non-recognition of an income tax benefit on Canadian losses resulting from uncertainty with respect to the utilization of net operating loss carryforwards.

(2)	The 1999 and 2000 selected combined financial data presented for RASCO have been derived from the accounting records of Reynolds Metals Company and its wholly owned subsidiaries, RASCO Specialty Metals and Permamet, Inc. The accompanying combined statement of operations data presented includes all revenues and related costs of doing business identified by management in compiling such information. RASCO’s accompanying selected combined financial data for the period ended December 31, 2000 reflects the purchase accounting impact of the Alcoa acquisition previously described, which resulted in no goodwill being recognized by RASCO.

Included in selling, general and administrative expenses for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, are $8,615, $3,363 and $5,487 of allocated costs related to corporate and common expenses incurred by RASCO’s parent on its behalf. These costs related primarily to information technology services, credit and customer receivable management, human resource services and other general corporate services. Management believes the allocation methods are reasonable.

In addition, cost of sales for the year ended December 31, 1999, and the periods ended May 3, 2000, and December 31, 2000, include a LIFO (charge) benefit of $36, ($3,319) and $3,000, respectively, related to an allocation of Reynolds’ overall LIFO (charge) benefit for the periods indicated, due to the fact that Reynolds accounted for its LIFO inventories at the consolidated level. Total assets at December 31, 1999 and 2000, include LIFO reserves of ($74,178) and $3,000, respectively, which have also been allocated from Reynolds’ overall LIFO reserves. The change in the allocated LIFO reserve between 1999 and 2000 is due to the fact that during 2000 inventories were revalued to market value as a result of the purchase accounting applied to the acquisition of Reynolds by Alcoa.

The 1999 and 2000 selected combined financial data presented do not reflect an allocation of general corporate debt or interest expense incurred by Reynolds or Alcoa in financing RASCO’s operations or activities, as neither Reynolds nor Alcoa made such allocations to their operations, including RASCO.

The operations of RASCO and Permamet in the United States were included in the consolidated U.S. income tax returns of Reynolds and Alcoa. RASCO Specialty Metals in Canada filed a separate Canadian income tax return. The income tax provision presented has been prepared assuming RASCO was on a “separate return” basis. The difference between the effective tax rate and the statutory federal income tax rate is primarily related to state taxes, and certain non-deductible expenses.

Management’s discussion and analysis of financial condition and results of operations of Integris

The following discussion and analysis of the financial condition and results of Integris’ operations should be read in conjunction with the consolidated financial statements of its operations, filed as Exhibit 99.1 to Ryerson Tull, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2004. Some of the information contained in this discussion and analysis, including information with respect to Integris’ plans and strategy, constitutes forward-looking statements that involve risks and uncertainties.

Overview

The metals service center industry is cyclical, impacted both by market demand and metals supply. Periods of strong or weak market demand principally result from the cyclical nature of the industries in which end-users of metal operate and generally reflect broader macroeconomic trends in the manufacturing sector. Integris sells its products and services to many industries, including fabricated metal products, industrial machinery, commercial transportation, electrical equipment and appliances and building and construction.

The manufacturing sector in North America experienced a significant recession from 2001 through the third quarter of 2003. During this period, sales volumes decreased and metals prices declined, adversely impacting Integris’ financial results. During the first nine months of 2004, industrial production in the United States increased approximately 5% from the first nine months of 2003. Integris experienced selling price increases of approximately 20% in this period. This, together with an increase in sales volumes of approximately 10%, necessitated growing inventories and cash requirements. In order to manage its working capital requirements through the cycle, Integris increased the size of its senior secured credit facility in April 2004.

Integris categorizes its sales as transactional and program sales, each of which contributes to its success. Integris believes its transactional sales will continue to generate higher margins from transactional sales to end-users with small-scale metals needs as compared to its program sales. Integris believes, however, that large end-users of metals will continue to exert leverage in negotiating supply contracts in Integris’ program sales. Accordingly, Integris’ growth strategy emphasizes developing new value-added services to augment those products and services it traditionally provides.

Integris was formed in November 2001 through the combination of Alcoa and BHP Billiton’s metals service center businesses. Within its first two full fiscal years of operations, Integris combined its computer systems, consolidated its headquarters and staff, established independent financing and consolidated 26 redundant facilities in the United States and Canada. These steps allowed Integris to eliminate redundant equipment, reduce inventory and permanently reduce its work force by approximately 245 employees. The costs associated with this integration were accounted for as restructuring and other related costs in the relevant periods.

There are several principal factors that drive Integris’ profitability:

Sales Volumes. Integris’ sales volume is driven by market demand, which is largely determined by overall industrial production, as well as conditions in its customers’ specific industries. As market demand increases, volumes, net sales and operating income tend to increase in dollar terms. Integris’ key volume metric is average daily volume, which is measured in millions of pounds per shipping day (business day). Average daily volume provides a more accurate reflection of customer demand than monthly volumes as it is unaffected by the varying number of days in a given month.

Sales Prices. Integris’ sales prices generally increase when supply tightens, typically as a result of increased demand. Because sales price fluctuations do not have a major influence on its operating expenses, the impact of changing prices on Integris’ operating income is greater than the effect of volume changes. Average selling price is calculated as the total net sales for the period divided by the total volume for the period measured in pounds.

Metal Costs. The price at which Integris obtains metal and its ability to pass increased costs through to its customers are critical to its profitability. A key driver of Integris’ business, therefore, is its ability to acquire raw materials at competitive prices.

Operating Expenses. Many of Integris’ expenses are variable and tend to rise and fall with changes in sales volume and number of transactions, which helps stabilize operating income at different levels of customer demand. However, when volumes decline Integris cannot similarly reduce the fixed portion of its operating costs. Optimizing its business processes, therefore, can have significant effects on Integris’ profitability, irrespective of the volume impacts.

Results of operations

Integris operates on a fiscal year that ends on the Friday closest to December 31. For the purposes of this Management’s Discussion and Analysis, the unaudited pro forma combined period ended December 28, 2001 (“pro forma fiscal year 2001”), was compiled from the audited statements of NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, of RASCO for the ten-month period ended October 31, 2001, and of Integris for the period from November 1, 2001 through December 28, 2001. The unaudited pro forma fiscal year 2001 combined statement of income does not purport to represent what the combined results of operations would have been if Integris had been formed on January 1, 2001. The following table sets forth certain income statement data for each of the periods indicated. Dollars are shown in thousands and certain amounts may not calculate due to rounding.

	Pro Forma Fiscal Year 2001		Fiscal Year 2002		Fiscal Year 2003		Nine Months Ended October 3, 2003		Nine Months Ended October 1, 2004
	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales	$	% of Net Sales
	(dollars in thousands)
Net sales	$1,718,108	100.0%	$1,520,332	100.0%	$1,494,088	100.0%	$1,132,307	100.0%	$1,491,480	100.0%
Cost of sales	1,445,703	84.1	1,242,683	81.7	1,248,911	83.6	945,679	83.5	1,213,968	81.4

Gross profit	272,405	15.9	277,649	18.3	245,177	16.4	186,628	16.5	277,512	18.6
Selling, general and administrative expenses	253,366	14.7	242,604	16.0	217,619	14.6	164,310	14.5	194,320	13.0
Restructuring and other related costs	6,900	0.4	8,946	0.6	1,123	0.1	822	0.1	1,642	0.1

Operating income	12,139	0.7	26,099	1.7	26,435	1.8	21,496	1.9	81,550	5.5
Interest expense, net	14,014	0.8	8,381	0.6	10,340	0.7	7,827	0.7	7,649	0.5
Other expense (income), net	4,297	0.3	(1,054)	(0.1)	(51)	(0.0)	—	—	1,192	0.1

(Loss) income before income taxes	(6,172)	(0.4)	18,772	1.2	16,146	1.1	13,669	1.2	72,709	4.9
Income tax provision	3,447	0.2	8,889	0.6	5,219	0.3	4,612	0.4	26,220	1.8

Net (loss) income	$(9,619)	(0.6)%	$9,883	0.7%	$10,927	0.7%	$9,057	0.8%	$46,489	3.1%

Definitions

Net Sales. Net sales include sales of material, processing and freight billed to customers, less returns, allowances, cash discounts and customer rebates.

Cost of Sales. Cost of sales includes the cost of material from mill suppliers, in-bound freight, processing costs (including depreciation) and inventory provisions. All inventories except Integris’ U.S. aluminum inventories are valued using the first-in-first-out (FIFO) method. Integris accounts for its U.S. operation’s aluminum inventory, which was approximately 33% of its total inventory at October 1, 2004, using the last-in, first-out (LIFO) valuation method. In periods of rising prices, a reserve is created for the difference between LIFO and FIFO values, resulting in a charge against income. As prices decrease, the LIFO reserve will decrease, resulting in higher income to the extent that market prices (generally defined as replacement costs) exceed LIFO cost. When Integris’ FIFO costs fall below LIFO cost, as may happen during periods of recession, inventory is valued at the lower of cost or market.

Selling, General and Administrative Expenses. Selling, general and administrative expense includes facilities, material handling, warehousing (net of processing costs included in cost of sales), local delivery, depreciation (net of amount included in cost of sales), selling and administrative costs and amortization expense. Amortization expense includes amortization of intangibles other than goodwill. Integris makes an annual assessment of the fair value of its goodwill. Since Integris’ formation, no impairments related to goodwill have been recognized.

Restructuring and Other Related Costs. Costs relating to the integration of Integris’ predecessor businesses are classified as restructuring charges. These costs include costs related to closed facilities, reductions in workforce, systems integration costs and other related costs.

Other Expense (Income). Other expense (income) includes non-operating gains and losses consisting of gains and losses from foreign currency transactions related to fluctuations in the value of the U.S. dollar versus the Canadian dollar and realized gains and losses on derivatives.

Nine Months Ended October 1, 2004 Compared to Nine Months Ended October 3, 2003

Net Sales

In the nine months ended October 1, 2004, consolidated net sales increased $359.2 million, or 31.7%, to $1.49 billion compared to $1.13 billion in the same period of 2003. Approximately $251.4 million of the increase was due to a 20.3% increase in Integris’ average selling price. In addition, average daily volume increased 9.5%, which accounted for the remaining $107.8 million of the sales increase.

The increase in average daily volume resulted primarily from increased demand, particularly in aluminum products. Integris believes this increased demand reflects the improving economic climate in North America, which has led to increased industrial production. The increase in Integris’ average selling price primarily resulted from an increase in underlying commodity prices, particularly nickel, which is a significant component of stainless steel. In addition, Integris’ average selling price increased due to supply constraints arising as a result of reduced metal capacity and increased demand.

Gross Profit

Gross profit increased $90.9 million, or 48.7%, to $277.5 million during the first nine months of 2004 compared to $186.6 million in the same period of 2003. Approximately $73.1 million of the gross profit increase resulted from the increase in Integris’ average selling price per pound sold, which was partially offset by increases in average unit costs and an increase in LIFO reserves of $14.0 million. The increase in LIFO reserves was due to current and anticipated increases in our aluminum product costs. The remaining gross profit increase of $17.8 million was the result of an increase in volume. As a percentage of sales, gross profit increased to 18.6% in the nine months ended October 1, 2004, compared to 16.5% in the same period of 2003. This increase reflects increased customer demand and supply constraints, with their attendant volume and price increases, and Integris’ ability to pass on our increased costs to our customers.

Selling, General and Administrative Expenses

During the nine months ended October 1, 2004, selling, general and administrative expenses increased $30.0 million to $194.3 million, an 18.3% rise over the nine months ended October 3, 2003. The increase resulted from Integris’ higher profitability, which resulted in higher profit-based commissions and incentives, as well as its increased sales volume, which caused increased warehousing and delivery costs. As a percentage of sales, selling, general and administrative expenses decreased to 13.0% in the nine months ended October 1, 2004 compared to 14.5% in the nine months ended October 3, 2003, which reflects the impact of increased sales, which have less impact on the level of selling, general and administrative expenses.

Restructuring and Other Related Costs

Restructuring and other related costs during the nine months ended October 1, 2004 increased $0.8 million over the corresponding period of 2003 due to a write-down to fair market value of properties held for sale. A further discussion can be found in Note 3 to our Consolidated Financial Statements, included in Exhibit 99.1 to Ryerson Tull, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2004.

Operating Income

During the nine months ended October 1, 2004, operating income increased to $81.6 million, or 5.5% of net sales, compared to 1.9% of net sales during the comparable period of 2003. This increase was primarily due to higher revenues and gross profit resulting from the increases in average daily volume and average selling price.

Other Expense (Income)

During the nine months ended October 1, 2004, other expense was $1.2 million due primarily to losses on foreign currency exchange contracts relating to Integris’ Canadian operations and commodity futures contracts accounted for as derivatives. During the first nine months of fiscal year 2003, Integris did not enter into any such derivative instruments. See “—Quantitative and Qualitative Disclosure About Market Risk,” included herein. A further discussion can also be found in Notes 2 and 9 to our Consolidated Financial Statements, included in Exhibit 99.1 to Ryerson Tull, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2004.

Taxes

Integris’ effective income tax rate increased to 36.1% of pre-tax income in the nine months ended October 1, 2004, from 33.7% in the same period of 2003 due to a reduction in 2004 in the proportion of its Canadian subsidiary’s pre-tax income as a proportion of Integris’ consolidated pre-tax income. During the first nine months of fiscal years 2004 and 2003, no income taxes were provided for Integris’ Canadian subsidiary because net operating loss carryforwards (for which the tax benefits were not previously recorded) were used to offset the subsidiary’s taxable income.

Fiscal year 2003 compared to fiscal year 2002

Net sales

In fiscal year 2003, consolidated net sales decreased $26.2 million, or 1.7%, to $1.49 billion compared to $1.52 billion in fiscal year 2002. A 5.6% decline in average daily volume, as well as four fewer shipping days in fiscal year 2003 compared to fiscal year 2002, resulted in a sales decrease of $104.4 million. This decrease was partially offset by additional sales of $78.2 million due to a 5.5% increase in Integris’ average selling price per pound.

The decrease in average daily volume was primarily due to reduced customer demand in all Integris’ products resulting from a slowdown in industrial production. In the fourth quarter of 2003, however, Integris experienced improved demand on a pounds per day basis compared to the respective period in fiscal year 2002. The increase in average selling price was primarily a result of increased prices in the underlying commodity components of Integris’ products, including higher nickel surcharges.

Gross profit

Gross profit during fiscal year 2003 decreased $32.5 million, or 11.7%, to $245.2 million compared to $277.6 million in fiscal year 2002. Approximately $13.4 million of the gross profit decrease resulted from increased average unit costs which were partially offset by an increase in Integris’ average selling price per pound sold. The remaining gross profit decrease of $19.1 million was due to the decrease in volume. Average sales prices increased at a lesser rate than Integris’ product costs due to competitive pressure on sales prices restricting Integris’ ability to pass along certain product cost increases to its customers. As a percentage of net sales, gross profit decreased in fiscal year 2003 to 16.4% from 18.3% in fiscal year 2002.

Selling, general and administrative expenses

During fiscal year 2003, selling, general and administrative expenses decreased $25.0 million, or 10.3%, from fiscal year 2002. This decrease resulted principally from reduced personnel, lower information technology costs and lower occupancy costs resulting from the integration of Integris’ two predecessor companies, as well as lower variable costs due to reduced sales volume. As a percentage of net sales, selling, general and administrative expenses decreased to 14.6% in fiscal year 2003 from 16.0% in fiscal year 2002 reflecting the cost savings stated above.

Restructuring and other related costs

Integris’ restructuring and other related costs in fiscal year 2003 decreased $7.8 million from fiscal year 2002 as most of the restructuring related to Integris’ formation was completed in fiscal year 2002. Restructuring charges during fiscal year 2003 were primarily related to write-downs to fair market value of properties held for sale, offset by a reduction of previously recorded severance accruals and lease termination costs. A further discussion can be found in Note 3 to Integris’ Consolidated Financial Statements, included in Exhibit 99.1 to Ryerson Tull, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2004.

Operating income

Operating income during fiscal year 2003 was $26.4 million, or 1.8% of net sales compared to $26.1 million, or 1.7% of net sales for fiscal year 2002. The decrease in gross profit dollars was offset by a reduction in operating expenses and restructuring charges.

Interest expense

During fiscal year 2003, interest expense was $10.3 million, an increase of $2.0 million over fiscal year 2002. This increase resulted from higher interest costs associated with Integris’ senior secured credit facility, as compared to Integris’ former stockholder loans which were refinanced in August 2002. The increased interest expense was partially offset by decreased average borrowing levels.

Other expense (Income)

During fiscal year 2003, other income was $0.1 million, a decrease of $1.0 million from fiscal year 2002. This decrease resulted from a lower benefit resulting from changes in foreign exchange rates. During fiscal year 2002, other income included a U.S. $1.0 million non-operating gain due to the benefit resulting from changes in the Canadian foreign exchange rate on Integris’ Canadian subsidiary’s U.S. dollar denominated debt. Integris’ Canadian subsidiary paid off this debt in August 2002.

Taxes

Integris’ effective income tax rate decreased to 32.3% of pre-tax income in fiscal year 2003 from 47.4% in fiscal year 2002 due primarily to fluctuations in the net income and losses of its Canadian subsidiary. During fiscal year 2003, no income taxes were provided for Integris’ Canadian subsidiary’s pre-tax income due to the utilization of net operating loss carryforwards available to offset the subsidiary’s current year income (which were not previously recorded). During fiscal year 2002, Integris’ pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Fiscal year 2002 compared to unaudited pro forma fiscal year 2001

Integris was formed in November 2001 through the combination of the metals service center businesses of Alcoa and BHP Billiton. As a result, Integris does not have full-year financial data for 2001. As such, the unaudited pro forma combined data consists of audited financial statements for NAMD for the six-month period ended June 30, 2001, and the four-month period ended October 31, 2001, RASCO for the ten-month period ended October 31, 2001, and lntegris for the period from November 1, 2001 through December 28, 2001. In order to present Management’s Discussion and Analysis in a meaningful format, Integris has combined these predecessor statements to reflect them on an unaudited pro forma combined basis. The pro forma fiscal year 2001 combined statement of income does not purport to represent what Integris’ consolidated results of operations would have been if it had actually been formed on January 1, 2001. This unaudited pro forma combined data was compiled by totaling the following columns as follows:

	NAMD		RASCO	Integris	Combined
	January 1, 2001 Through June 30, 2001	July 1, 2001 Through October 31, 2001	January 1, 2001 Through October 31, 2001	November 1, 2001 Through December 28, 2001	Pro Forma Fiscal Year 2001
		(dollars in thousands)
Net sales	$533,478	$317,633	$645,949	$221,048	$1,718,108
Cost of sales	449,774	268,473	543,890	183,566	1,445,703

Gross profit	83,704	49,160	102,059	37,482	272,405
Selling, general and administrative Expenses	70,313	42,539	98,358	42,156	253,366
Restructuring and other related costs	—	—	—	6,900	6,900

Operating income (loss)	13,391	6,621	3,701	(11,574)	12,139
Interest expense, net	8,711	3,971	—	1,332	14,014
Other (income) expense, net	(447)	3,910	—	834	4,297

Income (loss) before income taxes	5,127	(1,260)	3,701	(13,740)	(6,172)
Income tax provision (benefit)	3,993	1,760	1,410	(3,716)	3,447

Net income (loss)	$1,134	$(3,020)	$2,291	$(10,024)	$(9,619)

Net sales

In fiscal year 2002, consolidated net sales decreased $197.8 million, or 11.5%, to $1.52 billion compared to $1.72 billion in pro forma fiscal year 2001. Approximately $182.3 million of the sales decrease was due to an overall sales volume decrease of 10.6% comprised of an 11.8% decrease in average daily volume, partially offset by three additional shipping days in fiscal year 2002. Average selling price decreased by 1.0%, which accounted for the remaining sales decrease of $15.5 million. These declines were caused by reduced customer demand resulting largely from the continuing recession in manufacturing industries.

Gross profit

Gross profit during fiscal year 2002 increased $5.2 million, or 1.9%, to $277.6 million compared to $272.4 million in pro forma fiscal year 2001. Gross profit increased approximately $34.3 million as a result of a decrease in Integris’ average unit costs that was greater than a decrease in Integris’ average selling price per pound sold. This increase was offset by a gross profit decrease of $29.1 million that was due to the decrease in sales volume. As a percentage of net sales, fiscal year 2002 gross profit increased to 18.3% from 15.9% in pro forma fiscal year 2001.

Selling, general and administrative expenses

During fiscal year 2002, selling, general and administrative expenses decreased $10.8 million, or 4.2%, to $242.6 million compared to $253.4 million in pro forma fiscal year 2001, due to the decrease in shipping volume, as well as reduced personnel and occupancy costs resulting from the integration of Integris’ two predecessor companies and downsizing efforts to align its workforce with the reduced customer demand. Selling, general and administrative expenses as a percentage of net sales increased to 16.0% in fiscal year 2002 from 14.7% in pro forma fiscal year 2001. This increase was due to the decrease in selling prices which decreased total revenue but had no effect on selling, general and administrative expenses, as well as the fixed component of this expense, which was not impacted by the decline in volume and related sales.

Restructuring and other related costs

Restructuring and other related costs during fiscal year 2002 increased $2.0 million, or 29.7%, to $8.9 million compared to $6.9 million in pro forma fiscal year 2001 due to an increased level of integration activities during fiscal year 2002 as a result of Integris’ formation and offset by lower severance costs in fiscal year 2002 as compared to pro forma fiscal year 2001. A further discussion can be found in Note 3 to Integris’ Consolidated Financial Statements, included in Exhibit 99.1 to Ryerson Tull, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2004.

Operating income

Operating income during fiscal year 2002 of 1.7% of net sales was greater than pro forma fiscal year 2001 of 0.7% due to the increase in gross profit dollars and the reduction in our operating expenses.

Interest expense

In fiscal year 2002, interest expense decreased by $5.6 million to $8.4 million compared to $14.0 million in pro forma fiscal year 2001 primarily as a result of declining interest rates.

Other expense (Income)

In fiscal year 2002, other income (expense) changed by $5.4 million to $1.1 million of income compared to $4.3 million of expense in pro forma fiscal year 2001. This change resulted primarily from the strengthening of the Canadian dollar versus the U.S. dollar during fiscal year 2002, which led to transaction gains in Integris’ Canadian subsidiary’s U.S. dollar-denominated debt and other payable balances.

Taxes

Integris’ effective income tax rate was 47.4% of pre-tax income in fiscal year 2002. Integris’ 2002 pre-tax income was reduced by losses from its Canadian subsidiary for which no income tax benefit was provided due to uncertainty regarding the recoverability of loss carryforwards in future periods.

Liquidity and Capital Resources

Working capital management

The majority of Integris’ total assets are generally comprised of accounts receivable and inventory.

Working capital

	January 3, 2003	January 2, 2004	October 1, 2004
	(dollars in thousands)
Current assets	$449,625	$473,077	$647,844
Current liabilities	(195,629)	(108,174)	(153,729)

Working capital	$253,996	$364,903	$494,115

Integris focuses on days sales outstanding to monitor accounts receivable and days of supply to track inventory levels as these are the most significant components of its adjusted working capital. Days sales outstanding is a measure of the speed with which Integris collects payment for product sold. Lower days of supply reduces the risks associated with price volatility by limiting the time product remains in inventory. These ratios are calculated as follows:

•	Days sales outstanding is calculated as average monthly accounts receivable divided by average daily sales using a three-month rolling average; and

•	Days of supply is calculated as average monthly inventories divided by average daily cost of sales (including adjustments for LIFO) using a three-month rolling average.

Days sales outstanding and days of supply are shown in the table below for each of the periods indicated:

	Three Months Ended(1)
	January 3, 2003	January 2, 2004	October 1, 2004
Days sales outstanding	47.5	48.3	44.8
Days of supply	90.0	79.4	76.4

(1)	By “three months” Integris means the fiscal quarter. Integris operates on a 52 or 53 week fiscal year, as a result of which its fiscal quarters are either 13 or 14 weeks long.

At October 1, 2004, Integris’ accounts receivable days sales outstanding ratio of 44.8 was an improvement from 48.3 at January 2, 2004, and from 47.5 from January 3, 2003. The improvement was due to the increase in Integris’ sales during the second quarter of fiscal year 2004 as well as its ability to effectively manage its accounts receivable during the period.

The inventory days of supply ratio at October 1, 2004, of 76.4 improved from 79.4 at January 2, 2004, and from 90.0 at January 3, 2003. The improvement was due to the increased sales activity in the second quarter of fiscal year 2004 as well as Integris’ ability to manage its levels of inventory effectively during the period.

Liquidity

Integris’ primary sources of liquidity are internally generated funds from operations and its senior secured credit facility. Integris’ business is cash flow counter-cyclical. During periods of economic contraction, demand falls, resulting in excess supply and lower metal costs. Accordingly, both the quantity and the per unit cost of inventory declines rapidly. During this period, inventory is liquidated in accordance with the decrease in demand and absolute levels of accounts receivable are reduced, providing a source of liquidity. By contrast, in periods with increasing volumes and prices, the working capital requirements of the business increase as inventories and accounts receivable increase. At such times, Integris generally increase our borrowing levels to fund these increased requirements.

Cash of $70.9 million was used in operations during the nine months ended October 1, 2004. The cash used in operations was mainly due to increased working capital requirements due to improved business conditions. Cash of $2.8 million was used in investing activities principally for the purpose of purchasing and maintaining property, plant and equipment. During the nine months ended October 1, 2004, cash of $74.1 million was provided by financing activities, principally from increased borrowing under Integris’ senior secured credit facility.

Cash of $3.7 million was provided by operations during the fiscal year 2003 resulting primarily from a decrease in inventory as business conditions generally slowed during the first three quarters of the year. Cash of $8.2 million was used in investing activities during fiscal year 2003, principally to purchase and maintain property, plant and equipment. Cash of $1.1 million was used in financing activities during fiscal year 2003, including cash of $66.1 million used to repay related party debt offset by increased borrowing under Integris’ senior secured credit facility.

Cash of $42.0 million was provided by operations during fiscal year 2002, resulting largely due to decreases in accounts receivable and inventory. Cash of $6.5 million was used in investing activities during fiscal year 2002, primarily to purchase property, plant and equipment. Cash of $35.4 million was used in financing activities in fiscal year 2002, principally due to the repayment of $194.7 million of related party debt.

Integris’ $350.0 million senior secured credit facility is provided by a syndicate of financial institutions. Integris’ availability is determined by a borrowing base calculation based on eligible accounts receivable and inventories pledged as collateral. As of October 1, 2004, $247.3 million was outstanding under this senior secured credit facility, compared to $167.0 million at January 2, 2004, and $109.8 million at January 3, 2003. Integris also had $7.7 million and $6.3 million of letters of credit outstanding under the senior secured credit facility at October 1, 2004, and January 2, 2004, respectively. As of October 1, 2004, Integris had an unused availability of approximately $70.0 million. Due to covenants within the agreement, however, Integris does not anticipate borrowing more than $37.5 million of this availability. Otherwise the credit agreement would impose certain additional requirements, including accelerated reporting and restrictions on Integris’ access to cash accounts. The senior secured credit facility requires Integris to meet a fixed charge coverage ratio and limits the amount of its capital expenditures and dividend payments. As of September 24, 2004, Integris was in compliance with all debt covenants. The $350.0 million senior secured credit facility terminates on August 26, 2006.

Capital expenditures were $5.0 million, $16.4 million and $8.9 million for the nine months ended October 1, 2004, fiscal year 2003 and fiscal year 2002, respectively.

Integris had no material commitments for capital expenditures or capital leases as of October 1, 2004. Integris’ capital expenditure plan for the remainder of 2004 provides for additional expenditures of up to $3.3 million.

Integris’ capital requirements are generally for working capital and capital expenditures for continued improvements in plant capacities and equipment. Integris anticipates that funds generated from its operations and funds available under its senior secured credit facility will be sufficient to meet its working capital and capital expenditures needs and its contractual obligations for the foreseeable future.

Contractual Obligations

The following table summarizes Integris’ contractual obligations at October 1, 2004:

	Payments Due by Period as of October 1, 2004
(dollars in thousands)	Less than 1 year	1–3 years	3–5 years	After 5 years	Total
Senior secured credit facility . .	$—	$247,320	$—	$—	$247,320
Operating lease obligations. . .	10,625	16,015	7,088	2,188	35,915
Purchase obligations. . . . . . . .	139,448	17,510	—	—	156,958

Total . . . . . . . . . . . . . . . . . . . .	$150,073	$280,845	$7,088	$2,188	$440,193

At October 1, 2004, and January 2, 2004, we also had $7.7 million and $6.3 million of stand-by and commercial letters of credit outstanding, respectively. As of October 1, 2004, Integris was in compliance with all material covenants under its contractual obligations.

The contractual obligations disclosed above do not include Integris’ potential future pension funding obligations. As a result of final actuarial calculations for fiscal year 2003, Integris made a voluntary contribution of $1.9 million to our pension plan during the first nine months of fiscal year 2004. Integris anticipates that it will not have any further pension contribution funding requirements under the Employee Retirement Income Security Act, or ERISA, in 2004 but could have material future pension contribution requirements depending on the investment returns on plan assets, assumed discount rates and other factors noted in the Critical Accounting Policies section below. Integris is unable to determine the amount or timing of any such ERISA-required pension contributions in the future, or whether those contributions would have a material adverse effect on its financial condition, results of operations or cash flows.

Off-balance sheet arrangements

Integris has no material off-balance sheet arrangements.

Seasonality

A portion of Integris’ customers are in seasonal businesses, particularly customers in the construction industry. Revenues in the months of July, November and December traditionally have been lower than in other months because of a reduced number of shipping days and holiday closures for some customers. Consequently, Integris’ sales in the first two quarters of the year are usually slightly higher than the third and fourth quarters. Results of any one or more quarters are, therefore, not necessarily indicative of annual results.

Inflation

Inflation generally affects Integris by increasing operating expenses primarily associated with labor rates, employee benefits, transportation, packaging and supplies. Since Integris’ inception, inflation has not had a material impact on it. Integris’ costs for materials sold to customers are impacted primarily by market demand and availability of supply. Integris has generally been successful in adjusting selling prices to reflect changes in material costs.

Quantitative and qualitative disclosures about market risk

In the ordinary course of business, Integris is exposed to various market risk factors, including changes in interest rates, foreign currency exchange rates and metals pricing and availability.

Integris may hold or purchase derivative financial instruments in an attempt to mitigate uncertainty and volatility and cover underlying exposures. These derivatives are for purposes other than trading. Integris is not involved in energy-trading activities, weather derivatives or in other non-exchange commodity trading activities.

From time to time, Integris may enter into fixed price sales programs with customers for certain inventory products, primarily aluminum and stainless steel. From time to time, Integris also enters into commodity futures and options contracts to reduce volatility in the price of certain components of these products. These commodity contracts usually cover periods commensurate with known exposures, generally within one year. The fair value of these contracts and relative sensitivity were not material at July 2, 2004.

Integris uses interest rate swaps to help maintain a strategic balance between fixed and floating rate debt and to manage overall financing costs. As of October 1, 2004, Integris had entered into pay fixed/receive floating interest rate swaps to effectively convert the interest rate from floating to fixed on $85.0 million of debt, through June 2006. These interest rate swaps were designated as cash flow hedges and had an asset value of $1.2 million at October 1, 2004, with a corresponding offset included as a component of accumulated other comprehensive income (net of a deferred tax liability of $0.5 million). At October 1, 2004, Integris had $247.3 million of debt outstanding at an effective interest rate of 4.2%, taking into account outstanding interest rate swaps. A hypothetical change of 10.0% in Integris’ effective interest rate from September 2004 levels would increase or decrease interest expense by $1.0 million per year.

Integris’ Canadian subsidiary uses foreign currency exchange contracts to hedge the variability in cash flows from the forecasted payment of currencies other than the functional currency. Integris’ Canadian subsidiary’s foreign currency contracts were principally used to purchase U.S. dollars. The U.S. dollar notional amount of all foreign currency contracts outstanding was $32.1 million at October 1, 2004, and had a liability value of $1.9 million. The weighted average current market rate of the portfolio of outstanding contracts at October 1, 2004 was $1.27 Canadian to $1.00 U.S. A hypothetical 10.0% increase (or decrease) in that rate would result in an additional pre-tax gain (or loss) of approximately $3.4 million related to these derivative positions.

The interest rate and foreign exchange risk disclosures do not take into account the underlying anticipated interest payment obligations and the underlying transactional foreign exchange exposures. If the underlying items were included in the analysis, the gains or losses on the contracts may be offset. Actual results will be determined by a number of factors that are not under Integris’ control and could vary significantly from those factors disclosed.

Critical accounting policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses Integris’ Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. When Integris prepares these financial statements, it is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, Integris evaluates its estimates and judgments, including those related to accounts receivable, inventory valuation, goodwill and intangible assets and pension and post-retirement benefit plans. The estimates and judgments are based on historical experience and various other factors that Integris believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies illustrate the more significant judgments and estimates used in preparing Integris’ consolidated financial statements. There have been no material changes made to the critical accounting policies during the periods presented in the Consolidated Financial Statements.

Accounts Receivable. Integris maintains an allowance for doubtful accounts to reflect an estimate of the uncollectability of accounts receivable based on past collection history and the identification of specific potential customer risks. If the financial condition of Integris’ customers were to deteriorate beyond the estimates, resulting in an impairment of their ability to make payments, Integris may be required to increase the allowance for doubtful accounts.

Inventory Valuation. Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method for U.S. aluminum inventories. All other inventories are valued by the first-in, first-out (FIFO) method. Integris maintains allowances for estimated obsolete and slow-moving inventory, scrap and shrinkage based on historical and current trends. Changes in market conditions, the customer base and other factors may require additional allowances.

Goodwill and Intangible Assets. Beginning in 2002, Integris adopted Statement of Financial Accounting Standards, or SFAS No. 142, and performed impairment testing in accordance with the Statement. As a part of this testing, in assessing the recoverability and fair value of goodwill and other intangibles, Integris must make significant assumptions, including the expected annual growth rate, projected future cash flows (including timing), discount rates, reflecting the inherent risk in future cash flows, market comparisons and recent transactions. If these estimates or their related assumptions change in the future, Integris may be required to record impairment charges for these assets.

Pension and Post-retirement Benefit Plan Assumptions. Integris sponsors various benefit plans covering a substantial portion of its employees for pension and post-retirement medical costs. Actuarial methods are used to anticipate future events when calculating expenses and liabilities related to the plans. The actuarial methods include assumptions about the discount rate, expected return on plan assets, rate of increase in health care costs, rate of future compensation increases and other assumptions. The assumptions used in the actuarial calculation of expenses and liabilities may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter participant life spans. These differences may result in a significant impact on the amount of pension or post-retirement benefit expense that may be recorded in the future.

New accounting pronouncements

Effective January 4, 2003, Integris adopted SFAS No. 143, Accounting for Asset Retirement Obligations. This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

Effective January 4, 2003, Integris adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement supersedes existing accounting literature related to accounting and reporting for costs associated with exit or disposal activities. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations as the restructuring plan described in Note 3 was initiated prior to December 31, 2002.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for certain contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

In May 2003, Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables was finalized. This addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. The guidance in the pronouncement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard did not impact Integris’ consolidated financial position or results of operations.

On May 19, 2004, FASB issued FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”). The Act introduces a prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care benefit plans. Integris’ U.S. Postretirement Health Care Benefits plan offers prescription drug benefits and it expects to benefit from this legislation. Integris does not anticipate that its plan will need to be amended to obtain the benefits provided under the Act. In accordance with FASB’s original guidance on the accounting for the Act, Integris elected to defer recognition of the effects of the Act and any measures of benefit cost or benefit obligation in the financial statements or accompanying notes. In April 2004, FASB issued FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 which provided additional accounting guidance. Integris expects to begin recording the favorable benefits provided by the Act in the third quarter of 2004 consistent with this guidance.

In December 2003, FASB issued SFAS No. 132R, Employers’ Disclosures about Pensions and Other Postretirement Benefits. This statement requires additional disclosures to be made by employers regarding pensions and other post-retirement benefit plans but does not change the measurement or recognition of those plans. Under this statement, the disclosure provisions regarding foreign plans and estimated future benefit payments are effective for fiscal years ending after December 15, 2003, and interim periods beginning after December 15, 2003. Integris has adopted the interim provisions of this statement during the fiscal quarter ended July 2, 2004.

In January 2003, FASB issued FIN 46, Consolidation of Variable Interest Entities. This is an interpretation of ARB No. 51 Consolidation of Financial Statements, which addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support; or (2) the equity investors lack an essential characteristic of a controlling interest. In December 2003, the FASB issued FIN 46R, a revision of FIN 46, which clarified certain complexities of FIN 46 and generally requires adoption of all special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after December 15, 2003, and to all non special-purpose entities that qualify as variable interest entities no later than the end of the first reporting period ending after March 15, 2004. Integris does not have any entities that require disclosure or new consolidation as a result of adopting the provisions of FIN 46 or FIN 46R.

In May 2003, FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in certain circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Adoption of this standard did not impact Integris.

BUSINESS

General

As measured by sales revenue, Integris Metals ranks fourth among the largest metals service centers in North America and has a leading market position in aluminum and stainless steel product sales compared to our largest competitors. Our three dedicated processing centers and 59 branches located throughout the United States and Canada provide us with a broad geographic network that covers key industrial regions and has allowed us to serve more than 20,000 customers in 2003, ranging in size from large national manufacturers to local, independently owned fabricators and machine shops.

We process metals for a wide range of end-uses in a variety of industries. We provide customized solutions to our customers through a combination of finishing processes, which include leveling, cutting-to-length, polishing, slitting, shearing, blanking, precision sawing and plasma and waterjet cutting to exact specifications. Our value added services, such as just-in-time inventory management, logistics management, quality control services, cost reduction initiatives and engineering support, assist our customers in managing and reducing their costs. Our ability to customize, as well as our geographic network, allow us to serve large national manufacturing companies by providing a consistent standard of products and services across our numerous locations.

Aluminum and stainless steel in all product forms together accounted for approximately 85% of our sales during fiscal year 2003. We believe that the growth in aluminum and stainless steel shipments will continue to outpace the growth in carbon steel shipments. Further, several industry analysts are forecasting continued growth and favorable price fundamentals over the next few years for aluminum and stainless steel following an early cycle recovery.

While we have achieved operational improvements since our formation in 2001, we continue to identify opportunities for improving our business processes and systems. By utilizing various management tools, including Integris Plus, our Six Sigma-based management technique, we expect to make further improvements in areas such as our purchasing procedures, inventory and logistics management, processing capabilities and information technology systems.

Products

In fiscal year 2003, approximately 85% of our sales were in aluminum and stainless steel products.

The following tables show the percentage of our revenue by product for the periods indicated.

Product Sales as a Percentage of Dollars by Metal

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003	Nine Months Ended October 1, 2004
Aluminum	43%	44%	42%	43%	41%
Stainless steel	43	42	44	43	46
Carbon steel	3	4	4	4	4
Other	11	10	10	10	9

Total	100%	100%	100%	100%	100%

Product Sales as a Percentage of Dollars by Form

Category	Fiscal Year 2001(1)	Fiscal Year 2002	Fiscal Year 2003	Nine Months Ended October 3, 2003	Nine Months Ended October 1, 2004
Sheet	61%	64%	64%	64%	66%
Plate	15	14	14	14	14
Long	20	19	19	19	18
Other	4	3	3	3	2

Total	100%	100%	100%	100%	100%

(1)	Amounts for 2001 calculated on a pro forma combined basis.

Metal is delivered from producers to us in many forms, principally in large coils weighing many tons. We subsequently process these coils into flat sheets and cut or polish the sheets into usable metal products in several forms for a variety of end-uses. In addition to coil, we process most grades of plate. Plate is flat-rolled metal thicker than one-quarter inch. We process long products, such as bars, shapes and extrusions. Our inventory and equipment are backed by our technical and engineering experience.

Using our processing equipment located throughout North America (including 42 levelers, 22 slitters and significant polishing capacity), we provide our customers additional value by providing further metals processing such as cutting, blanking, slitting and polishing aluminum, stainless steel and other metals in our inventory into usable metal products that meet exact customer specifications. We can also provide a number of value-added services to our customers ranging from more precise and complex metals processing through to non-metals value-added services such as inventory management, quality control services, cost reduction initiatives and specific engineering support.

We have three large dedicated processing centers, which we use to process high volumes of product at a low conversion cost. Our processing centers produce high volumes of standardized products and high volume customized orders, which may be either transported to our local branches, or directly to our customers. Many of our branches have their own processing equipment, which enables us to produce customer specific products on short notice for local customers. Local processing can be essential to service certain customers with specific requirements on very short notice. In many branches, the ability to provide custom sizes is an important value-added service.

Our quality control measures and standards meet applicable regulatory and legal requirements as well as customer demands. Our programs accommodate a variety of outside quality standards, such as the QS 9000 standard of the automotive sector or the nuclear codes developed by the United States government. Customers can dictate quality control standards that are applied to their orders.

Large national customers generally have a number of manufacturing sites that require servicing, each with different tolerances, dimensions, or other parameters. Our national scale allows us to supply each manufacturing site separately from one of our national network of branches. Our common information technology, or IT, system also assists us in managing a diverse range of customer inventory programs across multiple locations. This capability enables the customer to deal with a single supplier.

We are developing and implementing new value-added services that we believe will capitalize on our existing relationships with our program customers. These value-added services generally focus on two areas. First, we are further developing our metals processing business, as opposed to the metals service center business. As manufacturers are increasingly shifting their business models from that of manufacturer to assembler, they are looking to outsource their component manufacturing. We plan to move further into this role, which requires the delivery of more advanced processed metal, often on a just-in-time basis.

Second, we plan to move into the role of service provider in addition to material distributor. We have developed our expertise in supply chain management and value-added processing, which in many cases exceeds that of our customers, enabling us to perform certain services for them, generally at lower cost. As some of our customers increasingly seek to outsource various functions to focus on their core competencies, we seek to provide those services where we see mutual benefits. We believe we can successfully pursue this strategy without significant capital investment.

Customers

We have more than 20,000 customers in the United States and Canada. We serve a wide array of customers, from global transportation equipment producers to local precision machine shops. Our customers are dispersed both geographically and in terms of market segment. Our sales in Canada accounted for 17.9%, 15.7% and 16.8% of our total revenues with sales of $267.3 million, $238.4 million and $288.0 million in fiscal years 2003, 2002 and unaudited pro forma fiscal year 2001, respectively. Our customers tend to be concentrated in major metropolitan and industrial areas where our facilities are located. Our service centers in 33 states and seven provinces cover all major manufacturing centers in the U.S. and Canada.

A significant number of our customers require value-added metals processing to meet their product specifications, readily available inventory close to their locations, reliable and timely delivery and flexible minimum order size, all of which they cannot readily obtain directly from primary metal producers. Customers use metals service centers to bridge the gap between themselves and metal producers. This bridge is increasingly important, as the prevalence of just-in-time, value-added inventory needs increase.

We believe that one of our strengths is the diversity of our customer base. The following tables set out our 2003 customer base by industry and by annual sales:

Customer Base by Industry

Market Segment	Percent of 2003 Sales Dollars
Fabricated Products	32%
Industrial Machinery	18
Transportation	16
Electrical/Electronic	8
Other Manufacturing	8
Wholesale Trade	6
All Others	12

Total	100%

Customer Base by Sales for Nine Months Ended October 1, 2004

Customer Size	Percent of 2004 Sales Dollars
Greater than $1 million	35%
$500,000 - $1 million	15
$250,000 - $500,000	14
$100,000 - $250,000	16
$50,000 - $100,000	8
$25,000 - $50,000	5
$10,000 - $25,000	4
Less than $10,000	2

Total	100%

In the nine months ended October 1, 2004, no single customer accounted for more than 5% of sales.

To help us better serve our customers, we categorize our sales as transactional sales and program sales. Transactional sales typically include standard alloys and sizes that are market priced. If normal processing is required, standard rates also apply. By contrast, program sales include non-standard material sizes or alloys, often with specific delivery commitments. Program sales may also include further value-added services such as inventory management, quality control services, cost reduction initiatives and engineering support.

Our sales contracts vary according to customer needs and market conditions. They range from one-time sales for basic transactional sales to one-year agreements with large program customers. Transactional sales are generally priced at the time of sale based on prevailing market prices. We operate with a minimal backlog of orders and do not believe that any significant amount will not be filled within the current fiscal year.

Inventory Management

Our inventory management is centralized at the corporate level. Inventory is managed according to whether the products are for transactional sales or program sales. Typically transactional sales are for standard stock material, with standard tolerances and packaging. Program sales can involve special materials, specialized processing, stocking, kitting or non-standard commercial arrangements. Program inventory is managed by dedicated teams who review past purchasing patterns and seek forecasting and feedback from customers. For inventory of standard products sold to transactional customers, however, we re-order automatically through our IT system according to pre-set re-order points. The re-order points are reviewed on a continual basis and are also done in consultation with our suppliers.

Suppliers and Raw Materials

Major stainless steel suppliers in the North American market include Allegheny Ludlum, North American Stainless, Mexinox and AK Steel. Major aluminum suppliers include Alcoa, Alcan and Commonwealth Industries. In addition to these major North American producers, we also purchase metal products from suppliers based in China, Brazil, Mexico, South Africa, India and Europe. No supplier accounted for more than 15% of our material purchases during fiscal year 2003.

We enter into agreements with each major supplier which may address various items, including pricing, inventory programs, payment terms and tonnage expectations. Because of our large size, we are able to aggregate product demand from our base of more than 20,000 customers and negotiate the purchase of large quantities of bulk metals directly from metal producers at competitive prices. These agreements are predicated on certain estimates of annual expected gross tonnages with each major supplier. If conditions change and we cannot achieve our purchase tonnage expectations, we are not obligated to purchase any difference between target tonnages and our actual requirements.

Until recently, excess rolling capacity existed in the United States and Canadian aluminum and stainless steel markets, leading to downward pressure on prices and lead times. Beginning in late 2003, however, demand increased for both aluminum and stainless steel in the United States. This demand increased lead times and prices. Despite these recent changes, we were able to secure an adequate supply of metal for our customer requirements. Moreover, we have been successful in passing price increases through to our customers, thereby mitigating the effect of these price increases on our profits.

Over the past several years, there has been significant consolidation in sectors of metal production from which we procure our key materials, including aluminum, stainless steel and carbon steel. For example, as a result of Allegheny Technology’s acquisition of J&L Specialty Steel, the three largest domestic producers of stainless steel now provide the majority of stainless steel consumed in the United States; the remaining balance is supplied by imports. The aluminum and carbon steel sectors have experienced similar consolidation, with the five largest global aluminum producers now accounting for nearly half of global aluminum production and the five largest carbon steel producers in North America accounting for approximately two-thirds of North American carbon steel production.

If the consolidation trend continues, resulting in fewer producers with significantly enhanced operating scale, we expect more stable industry conditions over the long-term. We believe we are well positioned if further producer consolidation occurs as we believe we will remain among the largest customers of the metal producers as we would be a high-volume customer for their consolidated operations.

Sales and Marketing

With our broad network of branches and our effective sales force and business systems, we can provide essential, timely responses to the needs of a diverse customer base. We use a variety of methods to identify target customers, including participation in trade shows, advertising in industry journals and telemarketing.

We employ approximately 410 sales personnel, organized by each local business unit to provide closer customer accessibility. In addition to their base salary, salespeople receive incentive compensation based on profit targets and other factors for their particular business unit. We also have a corporate sales department that develops relationships with large customers and supports our business units in serving customer programs. The corporate sales department produces our advertising and promotional materials.

Competition

The North American metals distribution industry is estimated to include approximately 1,300 companies. Although consolidation has been occurring in the industry for many years, only a few companies have a presence throughout the United States and Canada. According to industry publications in 2003, sales of the top ten North American metals distribution industry participants were estimated at $13.8 billion, accounting for approximately 28% of the estimated $50 billion market. We consider Reliance Steel and Aluminum, Ryerson Tull and Thyssen Krupp’s metals distribution businesses to be our primary competitors.

Metals service centers typically compete on price, quality, lead time, depth of product offering and ability to provide value-added services. In periods of declining prices and plentiful supply, competition becomes more intense and focused on price. Conversely, when prices increase and supply is tight, customers place a higher value on uninterrupted supply of material. We believe that since we are among the largest metals service center purchasers from many of our suppliers, we compete effectively in terms of both price and availability of supply.

Information Technology

Metals service centers that grow through acquisitions often have several legacy computer systems within their organizations. This inherent inefficiency grows with every major acquisition and addition of another legacy system. Leveraging best practices, maximizing cost reduction and a host of other business functions in the demanding and complex metals distribution industry cannot be achieved in a corporate environment with multiple computer systems. For these reasons, we have invested considerable resources to consolidate our IT systems onto a single platform. With the exception of a single site subsidiary located in Los Angeles, all of our locations in North America are connected via a common network and are on common computer applications.

We have a full suite of standard core applications residing on our IBM mainframe and related servers. These applications include order entry, inventory control and replenishment, warehouse, material processing, general ledger, accounts receivable and accounts payable. We are presently completing the first phase of a strategic information technology review. We expect this review and evaluation to be completed within the next 12 months.

Employees

As of October 1, 2004, we had approximately 2,400 employees of which approximately 1,000 were office employees and approximately 1,400 were plant employees. Approximately 600 employees are covered by collective bargaining agreements, primarily with the International Brotherhood of Teamsters and United Steel Workers of America unions. We have entered into collective bargaining agreements with 21 union locals at 24 of our facilities that expire at various times over the next five years. During 2004 and 2005, contracts covering approximately 205 employees at six facilities are scheduled to expire or have expired. These collective bargaining agreements have not had a material impact either favorably or unfavorably on our revenues or profitability at our various locations. Management does not expect any unresolvable issues to arise in connection with the renewal of existing contracts, however labor disruptions may occur. There have been two work stoppages since our formation in 2001: a strike by the members of the International Brotherhood of Teamsters Local #221, covering 69 individuals, which occurred at the Minneapolis facility in June 2003 and lasted less than one month and did not have a material impact on us, and a strike by the members of the International Brotherhood of Teamsters Local # 938, covering 81 individuals, at our Toronto facility, which began on July 6, 2004, and ended when a settlement was reached on October 31, 2004. The bargaining unit at our Sudbury facility, consisting of 5 employees, is working under a contract that expired February 1, 2004. The employees are members of the same union as the Toronto facility and we expect ratification of a new contract by the Sudbury unit following a settlement in Toronto.

Property

We maintain 59 branches and three dedicated processing centers throughout 33 states in the United States and seven provinces in Canada, which consist of 68 physical facilities as listed in the table below. Our corporate headquarters is located in Minneapolis, Minnesota. All of the metals service center facilities are in good or excellent condition and are adequate for our existing operations. Approximately 40% of these facilities are leased. The lease terms expire at various times through 2012 and the aggregate monthly rent is approximately $0.5 million.

The following table sets forth certain information with respect to each facility as of October 1, 2004.

United States Dedicated Processing Centers:
Location	Square Footage	Own/ Lease
Ambridge, PA	280,000	Owned
Atlanta, GA	116,520	Owned
Shelbyville, KY	168,100	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Birmingham, AL	76,000	Owned
Little Rock, AR	99,000	Owned
Phoenix, AZ	35,000	Leased
Livermore, CA	59,950	Leased
Los Angeles, CA	153,800	Owned
Los Angeles, CA (Permamet)	82,000	Leased
San Diego, CA	27,200	Leased
Denver, CO	83,000	Owned
Wallingford, CT	26,302	Leased
Wilmington, DE	97,070	Owned
Jacksonville, FL	37,700	Owned

United States Facilities:
Location	Square Footage	Own/ Lease
Orlando, FL	41,700	Owned
Atlanta, GA	50,850	Owned
Cedar Rapids, IA	55,600	Owned
Boise, ID	17,000	Leased
Chicago, IL	88,000	Leased
Indianapolis, IN	96,000	Owned
Wichita, KS	10,827	Leased
Louisville, KY	65,600	Owned
Lafayette, LA	31,043	Owned
Marlborough, MA	63,800	Owned
Grand Rapids, MI	44,000	Leased
Midland, MI	14,700	Leased
Fridley, MN	24,351	Leased
Minneapolis, MN (includes United States Headquarters)	262,000	Owned
Kansas City, MO	84,200	Owned
Maryland Heights, MO	84,510	Leased
St. Louis, MO	58,000	Leased
Billings, MT	9,600	Leased
Charlotte, NC	172,000	Owned
Omaha, NE	32,200	Owned
Rochester, NY	39,000	Leased
Cincinnati, OH	63,850	Leased
Cleveland, OH	30,800	Owned
Tulsa, OK	37,500	Leased
Tulsa, OK	37,893	Owned
Portland, OR	71,000	Leased
Erie, PA	9,600	Leased
Pittsburgh, PA	110,270	Leased
Knoxville, TN	30,000	Leased
Memphis, TN	55,597	Leased
Nashville, TN	44,650	Owned
Dallas, TX	119,000	Owned
Houston, TX	146,000	Owned
Houston, TX	113,000	Owned
Richmond, VA	55,200	Owned
Richmond, VA (Sales)	4,357	Leased
Seattle/Auburn, WA	97,500	Owned
Spokane, WA	15,128	Leased
Green Bay, WI	34,560	Owned
Milwaukee, WI	53,630	Owned

Canadian Facilities:
Location	Square Footage	Own/ Lease
Calgary, AL	23,500	Owned
Edmonton, AL	54,800	Owned
Edmonton, AL (Warehouse Only)	12,500	Owned
Richmond, BC	29,900	Owned
Richmond, BC	10,791	Leased
Winnipeg, MB	56,800	Owned
Saint John, NB	13,000	Owned
Toronto, ON (includes Canadian Headquarters)	204,914	Owned
Sudbury, ON	31,090	Owned
Thunder Bay, ON	6,558	Leased
Windsor, ON	27,340	Owned
Laval, QB	119,000	Leased
Laval, QB (Warehouse Only)	26,000	Leased
Saskatoon, SK	9,110	Owned

Environmental, Safety and Government Regulation

Our operations are subject to many federal, state and local regulations relating to the protection of the environment and to workplace health and safety, including those governing waste disposal, air and water emissions, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters.

In particular, our operations in the United States are subject to laws and regulations relating to workplace safety and workers health, principally the Occupational Safety and Health Act, as well as other general industry safety and health standards. Our Canadian operations are subject to similar regulations. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to extensive and increasingly stringent environmental laws and regulations, including the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Emergency Planning & Community Right-To-Know Act, the Resource Conservation and Recovery Act, the Superfund Amendments and Reauthorization Act and the Toxic Substances Control Act. Similar laws and regulations apply to our Canadian operations. These laws regulate the disposal of waste products, the storage and use of chemical products and hazardous materials and any discharges or emissions into the air, ground or water. To date, compliance with these regulations has not had a material effect on our earnings.

Our United States operations are also subject to the Department of Transportation Federal Motor Carrier Safety Regulations. We operate a private trucking motor fleet for making deliveries to our customers. Our drivers do not carry any material quantities of hazardous materials. Our Canadian operations are subject to similar regulations.

Each of our locations performs an annual self-assessment comparing their operations to our environmental, safety and health policies and procedures to identify and correct any gaps between their performance and our requirements. In addition, our corporate environmental, safety and health staff audits several locations annually based on their performance records and identified level of risks. Accident trends, Department of Transportation citations and other risk factors are constantly monitored and studied to identify and eliminate any potentially significant problems.

We believe that we are presently in substantial compliance with all environmental and workplace health and safety laws and do not currently anticipate that we will be required to expend any substantial amounts in the foreseeable future in order to meet current environmental, workplace health or safety requirements. However, additional costs and liabilities may be incurred to comply with current and future requirements, which costs and liabilities could have a material adverse effect on our results of operations or financial condition. We are aware of no pending remedial actions or claims relating to environmental matters that we expect to have a material effect on our financial position or results of operations. Some of the properties that we own or lease, however, are located in industrial areas or have a history of heavy industrial use. Although we do not currently anticipate material liabilities, contamination at these and other properties may result in our potentially incurring environmental liabilities in the future that could have a material adverse effect on our financial condition or results of operations.

We have been informed that there is groundwater contamination underneath our Atlanta, Georgia service center. Reynolds Metals Company, the former owner and operator of the Atlanta service center, has been identified as a potentially responsible party at the nearby Woodall Creek Hazardous Site in connection with this contamination. In the fall of 2002, Reynolds conducted a study of our Atlanta service center to determine the source of the contamination. According to the results of that study, the contamination is migrating to our property from adjacent properties. Therefore, we do not believe our facility is the source of the contamination. However, environmental laws can impose joint and several liability on current owners of contaminated property for the costs of cleaning up such contamination. Thus, there is a possibility that we will be identified as a potentially responsible party for remediation costs associated with this contamination. We cannot reasonably estimate our potential liability associated with the groundwater contamination at this time. Similarly, in the course of selling surplus property we own in Kent, Washington, environmental testing performed on behalf of the buyer revealed the presence of hazardous chemicals in the ground water in one of the five test wells that were drilled. We will likely have to remediate the effects of contamination on the property, the cost of which is not anticipated to exceed $100,000. Based on the test results, we do not expect this to have a material adverse effect on our Company; however, subsequent testing could reveal more extensive contamination and remediation efforts could be more costly than anticipated.

Air and other environmental operating permits are generally not required due to the nature of our business. We have eliminated the use of chlorinated solvents, once commonly used in the industry for metal cleaning purposes. Long-term effects of exposure to chlorinated solvents are alleged to include chronic skin problems, damage to the nervous system, kidneys, and liver, or cancer. Our prior use of these solvents is not expected to have a material adverse effect on our earnings, liquidity or financial condition.

Legal Proceedings

From time to time we are named as a defendant in legal actions arising in the ordinary course of our business. Except as disclosed in this prospectus, we are not a party to any pending legal proceedings other than routine litigation incidental to our business. Management does not believe that the resolution of these claims will have a material adverse effect on our financial condition or results of operations.

One of our predecessors, RASCO, sold approximately 736,000 pounds of aluminum plate for use in the Northwest marine industry during the period RASCO was a division of Reynolds Metals Company. The aluminum plate, manufactured by Alcan, has now been determined to be unsuitable for marine use. Alcoa, the parent company of Reynolds Metals Company, has agreed to provide us with defense and indemnity to legal matters and claims associated with this matter for shipments prior to November 1, 2001. Based on the percentage of product purchased and shipped after November 2001, we have recorded a $250,000 liability at January 2, 2004, related to our exposure. Alcoa has also organized an aluminum boat solutions team to identify and notify customers, involve the U.S. Coast Guard in inspection protocols and resolve any claims related to this matter.

On April 22, 2002, Champagne Metals, an Oklahoma metals service center that processes and sells aluminum products, sued us and six other metals service centers in the United States District Court for the Western District of Oklahoma. Champagne Metals alleges a conspiracy among the defendants to induce or coerce aluminum suppliers to refuse to designate it as a distributor in violation of federal and state antitrust laws and tortious interference with business and contractual relations. The complainant seeks treble damages on its antitrust claims and punitive damages in addition to actual damages. We believe that the suit is without merit. On June 10, 2004, the district court granted our and the other defendants’ motion for summary judgment and entered judgment in our favor. Champagne Metals appealed the judgment of the district court on July 13, 2004. We believe we and the other defendants will prevail on appeal.

On June 9, 2004, we were named as a defendant in a lawsuit brought in the Circuit Court of the Third Judicial Circuit of Madison County, Illinois against 17 manufacturers, distributors and suppliers of aluminum products alleging various causes of action, including claims for products liability and negligence, based upon injuries that the plaintiff allegedly suffered as a result of exposure to aluminum dust in connection with his employment as a factory worker at a scoreboard manufacturing plant. On August 19, 2004, we were named as a defendant in a separate lawsuit brought in the Los Angeles County Superior Court in the State of California against 21 manufacturers, distributors and suppliers of industrial products, alleging various causes of action, including claims for products liability and negligence, based on injuries that the plaintiff allegedly suffered as a result of exposure to those products in connection with her employment as a lens grinder and a laborer at two different optics companies over a period of 16 years. Although both lawsuits are in the early stages of discovery, we believe that we have good defenses in each case, and we intend to vigorously defend them. Although we cannot provide any assurances as to the outcome of any litigation, we do not believe these matters will have a material adverse effect on our liquidity, financial position or results of operation.